Exhibit 99.1

Talmer Bancorp, Inc. reports second quarter 2015 net income of $17.5 million, representing $0.23 of earnings per diluted average common share
Second quarter deposit growth of $129.5 million, or 10.84% on an annualized basis
 Talmer Bancorp, Inc. declares cash dividend on common stock of $0.01 per share

TROY, Mich., July 30, 2015 - Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported second quarter 2015 net income of $17.5 million, compared to $9.4 million for the first quarter of 2015 and $20.6 million for the second quarter of 2014. Earnings per diluted common share were $0.23 for the second quarter of 2015, compared to $0.12 for the first quarter of 2015 and $0.27 for the second quarter of 2014. In addition, the Board of Directors of Talmer declared a cash dividend on its Class A common stock of $0.01 per share on July 29, 2015. The dividend will be paid on August 21, 2015, to our Class A common shareholders of record as of August 10, 2015.
Talmer Bancorp President and CEO David Provost commented, “We are pleased with underlying trends this quarter including strong core deposit growth, improved operating expense trends, quality loan growth and solid revenue trends from our fee businesses. Core deposit trends benefited from the continued focus of our retail sales force to drive growth in key markets in order to fund our strong lending pipelines. Second quarter loan growth trends were somewhat mitigated by the strategic sale of $49.9 million of long-term residential mortgages out of our held for investment portfolio. Also, overall balances of commercial real estate loans declined as we focus on increasing our proportionate exposure to commercial and industrial lending. Net interest income trends were negatively impacted by higher levels of prepayments, excess liquidity and the negative yield of the FDIC indemnification asset. Looking forward, margin and revenue trends should benefit from the July 1, 2015 expiration of the first and largest of our four non-single family FDIC loss sharing agreements. Our reported earnings were impacted by several non-core items: a $3.1 million benefit to earnings due to the change in fair value of our loan servicing rights, $419 thousand in bank acquisition and due diligence fees and $1.8 million of net expense related to the rationalization of corporate real estate including sales, impairments and lease terminations. The cumulative impact to our earnings per diluted common share for the second quarter of 2015 from these non-core items was a benefit of approximately $0.01 per diluted common share. We expect to see an incremental improvement in our core operating efficiency in the third quarter reflecting the impact of continuing expense management, improving net interest income trends and additional savings related to the charter consolidation of Talmer West Bank, which will be completed in August. Our team remains optimistic about the substantial growth opportunities in our existing markets and continues to be well-prepared to pursue additional acquisitions.”

Quarterly Results Summary

(Dollars in thousands, except per share data)	2nd Qtr 2015	1st Qtr 2015	2nd Qtr 2014
Earnings Summary
Net interest income	$49,609	$51,032	$52,378
Total provision (benefit) for loan losses	(7,313)	1,993	(4,102)
Noninterest income	22,098	21,430	13,951
Noninterest expense	53,293	56,595	54,071
Income before income taxes	25,727	13,874	16,360
Income tax provision (benefit)	8,179	4,441	(4,246)
Net income	17,548	9,433	20,606
Per Share Data
Diluted earnings per common share	$0.23	$0.12	$0.27
Tangible book value per share (1)	10.53	10.37	10.11
Average diluted common shares (in thousands)	74,900	75,103	75,659
Performance and Capital Ratios
Return on average assets (annualized)	1.11%	0.62%	1.51%
Return on average equity (annualized)	9.26	4.97	11.61
Net interest margin (fully taxable equivalent) (2)	3.50	3.80	4.34
Core efficiency ratio (1)	68.54	68.61	71.97
Tangible average equity to tangible average assets (1)	11.79	12.31	12.78
Common equity tier 1 capital (3)	13.90	13.87	N/A
Tier 1 leverage ratio (3)	11.50	11.65	11.71
Tier 1 risk-based capital (3)	13.90	13.87	16.16
Total risk-based capital (3)	14.98	14.97	17.31

(1)	See section entitled "Reconciliation of Non-GAAP Financial Measures."

(2)	Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3)	First and second quarter 2015 are estimated. First and second quarter 2015 are under Basel III transitional and second quarter 2014 is under Basel I.

Second Quarter 2015 Compared to First Quarter 2015

•
Net income was $17.5 million, or $0.23 per diluted average common share, in the second quarter of 2015, compared to $9.4 million, or $0.12 per diluted average common share, for the first quarter of 2015. The increase in net income in the second quarter of 2015 was primarily due to strong credit performance from both the covered and uncovered loan portfolios, an increase in mortgage banking and other loan fees, and reductions in non-interest operating expenses.

•
Net total loans increased during the second quarter of 2015 by $51.5 million. During the second quarter of 2015, Talmer Bank and Trust’s net total loans grew by $86.6 million, as a result of $121.7 million of net uncovered loan growth, inclusive of $49.9 million of residential real estate loan sales during the quarter, partially offset by $35.1 million of net covered loan run-off (loans covered by loss share agreements with the FDIC). Talmer West Bank experienced net loan run-off of $35.1 million in the second quarter of 2015.

•
Total deposits increased $129.5 million, to $4.9 billion as of June 30, 2015, compared to March 31, 2015. Total deposit growth included increases in time deposits of $114.1 million, demand deposits of $75.5 million, and money market and savings deposits of $18.8 million. These increases were partially offset by a substantial decline in other brokered funds of $78.9 million. The strong growth in core deposit balances and the decrease in non-core deposit balances were reflective of management’s efforts to increase core deposit growth achieved through programs initiated in early 2015.

•
Net interest income decreased to $49.6 million in the second quarter of 2015, compared to $51.0 million in the first quarter of 2015, as the benefits provided by the $122.1 million of average loan increase and the $702 thousand reduction in negative accretion on the FDIC indemnification asset were more than offset by both a decline in the yield earned on our loan portfolios and an increase of $715 thousand in total interest expense associated with an increase in on balance sheet liquidity. Our net interest margin declined 30 basis points to 3.50% in the second quarter of 2015, compared to 3.80% in the first quarter of 2015, due in large part to the decline in yield earned on our loan portfolios driven by the run-off of loans with higher yields (which were primarily acquired loans) being replaced with new loans with lower, current market-competitive rates. Exclusive of the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, discussed in detail below, our core net interest margin in the second quarter of 2015 was 3.41% compared to 3.76% in first quarter of 2015.

•
Noninterest income increased $668 thousand to $22.1 million in the second quarter of 2015, compared to the first quarter of 2015. Noninterest income was impacted by a benefit to earnings of $3.1 million due to the change in the fair value of loan servicing rights, which is a key component of the $4.7 million of income from mortgage banking and other loan fees. The benefit provided by the increase in mortgage banking and other loan fees was partially offset by a $4.9 million decrease in FDIC loss sharing income, driven primarily by the increase in amounts due to the FDIC in accordance with our loss sharing agreements related to the significant credit recoveries on covered loans in the second quarter of 2015.

•
Noninterest expense decreased $3.3 million, to $53.3 million in the second quarter of 2015, compared to the first quarter of 2015. The decrease in noninterest expense includes decreases in transaction and integration related expenses of $2.9 million primarily related to costs associated with the acquisition of First of Huron Corp. in the first quarter of 2015, other expenses of $1.7 million and FDIC loss sharing expense of $816 thousand. These decreases were partially offset by $1.8 million of net expense recognized in the second quarter of 2015 related to our targeted analysis of property efficiency which included a review of certain lease contracts resulting in lease buyouts, final sales of unused properties and impairments recognized due to current appraisals on owned properties under review for potential upcoming sales.

•
Total shareholder’s equity of $766.4 million as of June 30, 2015, increased $12.6 million compared to March 31, 2015. The increase is primarily the result of second quarter of 2015 net income of $17.5 million, partially offset by a decrease in accumulated other comprehensive income due to a decline in the fair value of our investment securities portfolio.

Income Statement
Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2015 was $49.6 million, compared to $51.0 million in the prior quarter. Our net interest margin was 3.50% in the second quarter of 2015, a decrease of 30 basis points from 3.80% in the first quarter of 2015. The decline in our net interest margin in the second quarter was due to a combination of several factors. The largest factor affecting the change in our net interest margin was a decline in the yield earned on our loan portfolios due to a combination of causes including the run-off of higher yielding loans (which were primarily acquired loans) being replaced with newly originated loans at current market rates, a decrease in the benefit provided from discount accretion on our purchased credit impaired loan portfolio and a market driven decline in interest rates on our adjustable-rate loans.
Our net interest margin benefitted from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield. The accretable yield for purchased credit impaired loans includes both the expected coupon of the loan and the discount accretion, and is recognized as interest income over the expected remaining life of the loans. For the second and first quarters of 2015, the yield on uncovered loans was 4.62% and 4.90%, respectively, while the yield generated using only the expected coupon would have been 4.14% and 4.36%, respectively. For the second and first quarters of 2015, the yield on covered loans was 12.48% and 12.83%, respectively, while the yield generated using only the expected coupon would have been 6.17% and 7.44%, respectively. The difference between the actual yield earned on total loans and the yield generated based on the contractual coupon (not including any interest income for loans in nonaccrual status) represents excess accretable yield. Our net interest margin is also adversely impacted by the negative yield on the FDIC indemnification asset. Because our quarterly cash flow re-estimations have continued to result in improvements in the overall expected cash flows on covered loans, our expected payment from the FDIC under our loss share agreements has declined, resulting in a negative yield on the FDIC indemnification asset. This negative yield on the FDIC indemnification asset partially offsets the benefits provided by the excess accretable yield. This negative yield was 73.00%, representing $8.5 million, for the second quarter of 2015 compared to a negative yield of 60.03%, representing $9.3 million, for the first quarter of 2015. The combination of the excess accretable yield on both covered and uncovered loans, offset by the negative yield on the FDIC indemnification asset, benefitted net interest margin by seven basis points in the second quarter of 2015 compared to four basis points in the first quarter of 2015.

Therefore, excluding the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, our net interest margin in the second quarter of 2015 was 3.41% compared to 3.76% in the first quarter of 2015. The decrease in the core net interest margin in the second quarter of 2015 is primarily due to a decrease in the yield earned on our loan portfolio discussed previously.
Noninterest Income
Noninterest income increased $668 thousand to $22.1 million in the second quarter of 2015, compared to the first quarter of 2015. The increase is primarily the result of an increase in mortgage banking and other loan fees of $6.0 million, partially offset by a $4.9 million increase in the net amounts due to the FDIC resulting from higher recoveries on covered loans, recognized within “FDIC loss sharing income,” and a decline in accelerated discount on acquired loans of $754 thousand. Accelerated discount on acquired loans results from the accelerated recognition of a portion of the loan discount that would have been recognized over the expected life of the loan and occurs when a loan is paid in full or otherwise settled. The increase in mortgage banking and other loan fees was impacted by a benefit to earnings of $3.1 million due to the change in the fair value of loan servicing rights. In the first quarter of 2015, the change in the fair value of loan servicing rights was a detriment of $4.1 million. The change in the fair value of loan servicing rights in the second quarter was due mainly to upward movements in market interest rates during the period.
As we have noted in prior quarters, we have chosen not to hedge our investment in loan servicing rights. Since our loan servicing rights are accounted for under the fair value measurement method, decreases in interest rates generally result in a detriment to earnings due to an anticipated increase in prepayments speeds, whereas increases in interest rates generally result in a benefit to earnings due to the opposite effect. The large majority of our servicing rights were acquired on January 1, 2013 in our acquisition of First Place Bank. While there has been meaningful reported earnings volatility due to our decision not to hedge our loan servicing rights, the cumulative acquisition-to-date benefit to pre-tax earnings due to the changes in fair value has been approximately $3.0 million since the acquisition of First Place Bank on January 1, 2013.
Noninterest Expense
Noninterest expense in the second quarter of 2015 decreased $3.3 million, to $53.3 million, compared to the first quarter of 2015. The decrease in noninterest expense includes a decrease in transaction and integration related expenses of $2.9 million and other spending cuts made within other noninterest expenses. Partially offsetting these declines was $1.8 million of net expense recognized in the second quarter of 2015 related to our targeted analysis of property efficiency which included a review of certain lease contracts resulting in lease buyouts, final sales of unused properties and impairments taken on owned properties under review for potential upcoming sales. We anticipate the cost savings related to the early exit of leases and sales of unoccupied properties to reduce occupancy and equipment expense by approximately $650 thousand in the second half of 2015 and approximately $950 thousand for the full year 2016.
Our core efficiency ratio was 68.54% and 68.61%, for the second and first quarters of 2015, respectively. While we were able to reduce our core operating expenses $2.2 million in the second quarter of 2015, compared to the first quarter of 2015, this decrease was mostly offset by a decrease in core revenue, driven by the decline in net interest income discussed previously. The efficiency ratio is a measure of noninterest expense as a percent of net interest income and noninterest income. The core efficiency ratio begins with the efficiency ratio and then excludes certain items deemed by management to not be related to regular operations. The second quarter of 2015 core efficiency ratio excludes the benefit provided by the fair value adjustment to our loan servicing rights of $3.1 million, transaction and integration related costs of $419 thousand, property efficiency review expenses of $1.8 million and the FDIC loss sharing income, which was a detriment of $5.9 million. The first quarter of 2015 core efficiency ratio excludes the fair value adjustment to our loan servicing rights of a negative $4.1 million, transaction and integration related costs of $3.3 million and the FDIC loss sharing income, which was a detriment of $1.1 million.
Credit Quality
The second quarter of 2015 resulted in a total net benefit for loan losses of $7.3 million, compared to a net provision of $2.0 million in the first quarter of 2015. The decrease in the net provision for loan losses was primarily due to unanticipated payments received on loans previously charged-off.
The provision for loan losses on uncovered loans in the second quarter of 2015 decreased $2.3 million to $1.1 million, compared to the first quarter of 2015. At June 30, 2015, the allowance for loan losses on uncovered loans was $36.6 million, or 0.86% of total uncovered loans, compared to $34.5 million, or 0.83% of total uncovered loans, at March 31, 2015. The increase in allowance for loan losses on uncovered loans for the quarter was primarily due to impairment resulting from our quarterly re-estimation of cash flows for our uncovered purchased credit impaired loans and the impact of organic loan growth.

The net benefit for loan losses on covered loans in the second quarter of 2015 increased $7.0 million to a benefit of $8.4 million, compared to the first quarter of 2015. The net benefit for loan losses on covered loans in the second quarter of 2015 was largely driven by the benefit received from significant recoveries on loans previously charged-off. The majority of these recoveries are offset by amounts owed to the FDIC related to the associated charge-offs previously claimed with the FDIC recognized as a reduction to FDIC loss sharing income. At June 30, 2015, the allowance for loan losses on covered loans was $16.3 million, or 5.83% of total covered loans, compared to $18.0 million, or 5.66% of total covered loans at March 31, 2015. The decrease in allowance for loan losses on covered loans primarily reflects the relief of allowance resulting from payments received on covered loans previously carrying an allowance for loan loss, partially offset by impairment resulting from our quarterly re-estimations of cash flows for our covered purchased credit impaired loans.
During the second quarter of 2015, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions. For the re-estimations, loans with changes in cash flow expectations resulted in net additional loan loss provisions of $2.6 million ($1.2 million covered and $1.4 million uncovered). The re-estimations also resulted in a $21.6 million improvement in the gross cash flow expectations for purchased credit impaired loans, which will be recognized prospectively as an increase in the accretable yield. The improvement in cash flows on covered loans will be partially offset by a continued reduction in the FDIC indemnification asset, which will impact future earnings through negative accretion. For loans with cash flow expectation improvements, any previously recorded impairment is reversed with any additional increase in cash flows recognized prospectively as an increase in the accretable yield.
All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated. We believe improvements in performance are primarily due to the strengthening economy and the efforts made by our Special Assets team that manages our acquired loan portfolios. Similar to the second quarter 2015 re-estimations, the prior re-estimations of cash flows have indicated better overall expected performance in our acquired loan portfolio than originally anticipated at acquisition.
Balance Sheet and Capital Management
Total assets increased $137.4 million to $6.4 billion at June 30, 2015 compared to $6.3 billion at December 31, 2014. The primary drivers of the increase in assets in the quarter ended June 30, 2015 were increases in securities available-for-sale of $114.9 million, net total loans of $51.5 million and loans held for sale of $50.5 million, partially offset by a decrease in cash and cash equivalents of $75.3 million. The increase in securities available-for-sale reflects management’s decision to invest liquid assets while retaining accessibility to the funds for potential liquidity needs. The increase in loans held for sale primarily reflects strong mortgage banking loan production during the second quarter of 2015 and the strategic decision to increase the percentage of loans sold to the secondary market.
Net total loans at June 30, 2015 increased $51.5 million to $4.5 billion, compared to March 31, 2015. During the second quarter of 2015, Talmer Bank and Trust’s net total loans grew by $86.6 million, as a result of $121.7 million of net uncovered loan growth, inclusive of $49.9 million of residential real estate loan sales during the quarter, partially offset by $35.1 million of net covered loan run-off. The net uncovered loan growth of $86.6 million was driven primarily by growth in our commercial and industrial and real estate construction loan portfolios, partially offset by a decrease in our residential real estate loan portfolio primarily due to the loan pool sale discussed previously and a modest decrease in commercial real estate loans. Talmer West Bank experienced net loan run-off of $35.1 million in the second quarter of 2015. We continue to be focused on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans. Acquired loans, which total $1.6 billion, or 36.4% of total loans, at June 30, 2015 are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.
The FDIC indemnification asset balance was $37.0 million at June 30, 2015. Of this amount, we expect approximately $19.7 million to be collected from the FDIC and the remaining $17.3 million to be amortized prior to the end of the associated loss share agreements, as a result of expected improvements in cash flow expectations on covered loans. Management is closely monitoring the outcome of anticipated losses on covered assets and has proactively reviewed the portfolios of covered loans and other real estate that are under loss share agreements that are expiring to evaluate the appropriateness of the associated remaining FDIC indemnification asset.
Total liabilities were $5.7 billion at June 30, 2015 compared to $5.5 billion at March 31, 2015. The $124.9 million increase in liabilities in the quarter ended June 30, 2015 was primarily due to an increase in total deposits of $129.5 million. Total deposit growth included time deposits of $114.1 million, noninterest-bearing demand deposits of $37.9 million, interest-bearing demand deposits of $37.6 million and money market and savings deposits of $18.8 million, partially offset by a decrease in other brokered funds of $78.9 million. The strong growth in core deposit balances and the decrease in non-core deposit balances were reflective of management’s efforts to increase core deposit growth achieved through programs initiated in early 2015.

Total shareholders’ equity of $766.4 million as of June 30, 2015, increased $12.6 million compared to March 31, 2015. The increase is primarily the result of second quarter of 2015 net income of $17.5 million, partially offset by a decrease in accumulated other comprehensive income due to a decline in the fair value of our investment securities portfolio. Our Tier 1 leverage ratio was 11.50% at June 30, 2015, compared to 11.65% at March 31, 2015.

Key Performance Goals
Our near-term focus continues to be on driving quality loan and core deposit growth and realizing additional operating synergies as we move toward fully integrating our acquired banks and consolidating charters. We are also continuing to make progress on reducing the complexity of our business and believe opportunities exist to improve balance sheet efficiency and better leverage our capital position in the near term. Continuing merger activity in our market area offers the potential for additional growth opportunities; however, we will remain disciplined in our evaluation of the risks and challenges in each and every deal. Recent trends in operating expenses and ongoing investment in core growth provide momentum in our pursuit of delivering a sustainable 1%+ core return on assets.
Conference Call and Webcast
Talmer Bancorp, Inc. will host a live conference webcast to review second quarter 2015 financial results at 10:00 a.m. ET on Thursday, July 30, 2015. The webcast may be accessed through Talmer’s Investor Relations page at www.talmerbank.com where a link will be provided. Interested parties may also access the conference call by calling (888) 317-6003 (event ID No. 6109317) or internationally at (412) 317-6061. A replay of the webcast will be available for approximately 90 days after the event on Talmer’s Investor Relations page at www.talmerbank.com.
About Talmer Bancorp, Inc.
Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank. These banks, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland and Nevada, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Some of the statements in this press release and our conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements, including, among others, statements related to our future expectations, including all statements under the heading entitled “Key Performance Goals,” statements about our anticipation of favorable loan growth through the remainder of the year, the expected benefits to margin and revenue as our FDIC loss share agreements expire, expected incremental improvement in our core operating efficiency in the third quarter reflecting the continued impact of expense management and improving net interest income trends, anticipated cost savings related to the early exit of leases and sales of unoccupied properties and statements regarding growth opportunities in our markets. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:                    Investor Relations Contact:
Shellie Maitre                    Bradley Adams
(248) 498-2858                    (248) 498-2862

Talmer Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	June 30, 2015	March 31, 2015 (1)	December 31, 2014	June 30, 2014
Assets
Cash and due from banks	$79,357	$77,957	$86,185	$107,292
Interest-bearing deposits with other banks	161,201	303,926	96,551	218,309
Federal funds sold and other short-term investments	170,000	104,000	71,000	77,000
Total cash and cash equivalents	410,558	485,883	253,736	402,601
Securities available-for-sale	845,319	730,393	740,819	731,700
Federal Home Loan Bank stock	25,418	20,744	20,212	16,541
Loans held for sale, at fair value	117,042	66,556	93,453	136,089
Loans:
Residential real estate (includes $20.9 million, $21.7 million, $18.3 million and $18.5 million, respectively, measured at fair value) (1)	1,434,678	1,474,025	1,426,012	1,362,869
Commercial real estate	1,395,783	1,404,662	1,310,938	1,131,348
Commercial and industrial	1,066,353	948,303	869,477	647,090
Real estate construction (includes $0, $431 thousand, $1.2 million, and $0, respectively, respectively, measured at fair value) (1)	175,192	140,705	131,686	112,866
Consumer	172,120	187,698	164,524	42,034
Total loans, excluding covered loans	4,244,126	4,155,393	3,902,637	3,296,207
Less: Allowance for loan losses - uncovered	(36,566)	(34,477)	(33,819)	(24,360)
Net loans - excluding covered loans	4,207,560	4,120,916	3,868,818	3,271,847
Covered loans	280,847	317,593	346,490	459,280
Less: Allowance for loan losses - covered	(16,340)	(17,988)	(21,353)	(32,743)
Net loans - covered	264,507	299,605	325,137	426,537
Net total loans	4,472,067	4,420,521	4,193,955	3,698,384
Premises and equipment	44,857	48,150	48,389	58,798
FDIC indemnification asset	36,997	50,702	67,026	102,694
Other real estate owned and repossessed assets	46,373	42,921	48,743	52,365
Loan servicing rights	58,894	54,409	70,598	74,104
Core deposit intangible	14,131	14,796	13,035	15,378
Goodwill	3,524	3,524	—	—
FDIC receivable	5,543	7,839	6,062	7,198
Company-owned life insurance	104,972	103,924	97,782	95,580
Income tax benefit	188,755	182,554	177,472	189,667
Other assets	43,173	47,273	40,982	30,550
Total assets	$6,417,623	$6,280,189	$5,872,264	$5,611,649
Liabilities
Deposits:
Noninterest-bearing demand deposits	$1,002,053	$964,163	$887,567	$958,278
Interest-bearing demand deposits	821,557	784,001	660,697	697,031
Money market and savings deposits	1,276,726	1,257,919	1,170,236	1,330,036
Time deposits	1,427,126	1,312,992	1,188,178	1,187,661
Other brokered funds	380,611	459,499	642,185	123,528
Total deposits	4,908,073	4,778,574	4,548,863	4,296,534
FDIC clawback liability	28,588	27,881	26,905	26,309
FDIC warrants payable	4,441	4,472	4,633	4,493
Short-term borrowings	253,945	216,747	135,743	238,826
Long-term debt	414,947	462,493	353,972	266,407
Other liabilities	41,223	36,173	40,541	51,135
Total liabilities	5,651,217	5,526,340	5,110,657	4,883,704
Shareholders’ equity
Preferred stock - $1.00 par value
Authorized - 20,000,000 shares at 6/30/2015, 3/31/2015, 12/31/2014 and 6/30/2014
Issued and outstanding - 0 shares at 6/30/2015, 3/31/2015, 12/31/2014 and 6/30/2014	—	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value
Authorized - 198,000,000 shares at 6/30/2015, 3/31/2015, 12/31/2014 and 6/30/2014
Issued and outstanding -71,128,894 shares at 6/30/2015, 70,938,113 shares at 3/31/2015, 70,532,122 shares at 12/31/2014 and 70,451,057 shares at 6/30/2014	71,129	70,938	70,532	70,451
Class B Non-Voting Common Stock - $1.00 par value
Authorized - 2,000,000 shares at 6/30/2015, 3/31/2015, 12/31/2014 and 6/30/2014
Issued and outstanding - 0 shares at 6/30/2015, 3/31/2015, 12/31/2014 and 6/30/2014	—	—	—	—
Additional paid-in-capital	385,686	385,755	405,436	404,079
Retained earnings	307,355	290,516	281,789	251,182
Accumulated other comprehensive income, net of tax	2,236	6,640	3,850	2,233
Total shareholders’ equity	766,406	753,849	761,607	727,945
Total liabilities and shareholders’ equity	$6,417,623	$6,280,189	$5,872,264	$5,611,649
(1) First quarter 2015 information has been revised to reflect the impact to the financial statements from adjustments to the acquisition date fair value of certain assets and liabilities in the First of Huron Corporation (Signature Bank) acquisition within the measurement period. These adjustments decreased first quarter 2015 net income and period end equity by $4 thousand compared to previously reported levels.

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest income
Interest and fees on loans	$58,319	$56,774	$118,257	$110,275
Interest on investments
Taxable	2,375	2,139	4,698	4,005
Tax-exempt	1,658	1,213	3,273	3,178
Total interest on securities	4,033	3,352	7,971	7,183
Interest on interest-earning cash balances	117	171	203	387
Interest on federal funds and other short-term investments	269	131	434	271
Dividends on FHLB stock	224	291	469	513
FDIC indemnification asset	(8,548)	(5,506)	(17,798)	(12,224)
Total interest income	54,414	55,213	109,536	106,405
Interest Expense
Interest-bearing demand deposits	382	216	672	440
Money market and savings deposits	562	492	1,033	986
Time deposits	2,131	1,432	3,958	2,923
Other brokered funds	607	35	1,230	64
Interest on short-term borrowings	209	33	288	208
Interest on long-term debt	914	627	1,714	1,201
Total interest expense	4,805	2,835	8,895	5,822
Net interest income	49,609	52,378	100,641	100,583
Provision for loan losses - uncovered	1,069	3,219	4,481	9,643
Benefit for loan losses - covered	(8,382)	(7,321)	(9,801)	(9,819)
Net interest income after provision for loan losses	56,922	56,480	105,961	100,759
Noninterest income
Deposit fee income	2,561	3,188	4,881	6,486
Mortgage banking and other loan fees	4,698	(1,122)	3,437	(37)
Net gain on sales of loans	8,748	5,681	17,366	8,725
Bargain purchase gain	—	—	—	41,977
FDIC loss sharing income	(5,928)	(3,434)	(6,996)	(3,547)
Accelerated discount on acquired loans	7,444	4,326	15,642	10,792
Net gain (loss) on sales of securities	6	—	(101)	(2,310)
Other income	4,569	5,312	9,299	9,605
Total noninterest income	22,098	13,951	43,528	71,691
Noninterest expense
Salary and employee benefits	28,685	30,466	57,897	66,317
Occupancy and equipment expense	8,415	7,871	16,081	16,914
Data processing fees	1,805	2,260	3,659	4,000
Professional service fees	3,275	2,628	6,818	6,665
FDIC loss sharing expense	133	983	1,082	1,507
Bank acquisition and due diligence fees	419	268	1,831	3,197
Marketing expense	1,483	1,605	2,578	2,696
Other employee expense	826	752	1,760	1,395
Insurance expense	1,527	868	3,057	2,699
Other expense	6,725	6,370	15,125	14,129
Total noninterest expense	53,293	54,071	109,888	119,519
Income before income taxes	25,727	16,360	39,601	52,931
Income tax provision (benefit)	8,179	(4,246)	12,620	(5,902)
Net income	$17,548	$20,606	$26,981	$58,833
Earnings per common share:
Basic	$0.25	$0.29	$0.38	$0.85
Diluted	$0.23	$0.27	$0.36	$0.79
Average common shares outstanding - basic	70,301	70,021	70,259	69,071
Average common shares outstanding - diluted	74,900	75,659	75,046	74,531
Total comprehensive income	$13,144	$25,254	$25,367	$69,062

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	2015		2014
(Dollars in thousands, except per share data)	2nd Qtr	1st Qtr (1)	4th Qtr	3rd Qtr	2nd Qtr
Interest income
Interest and fees on loans	$58,319	$59,938	$58,271	$58,128	$56,774
Interest on investments
Taxable	2,375	2,323	2,263	2,241	2,139
Tax-exempt	1,658	1,615	1,610	1,444	1,213
Total interest on securities	4,033	3,938	3,873	3,685	3,352
Interest on interest-earning cash balances	117	86	94	159	171
Interest on federal funds and other short-term investments	269	165	126	130	131
Dividends on FHLB stock	224	245	177	177	291
FDIC indemnification asset	(8,548)	(9,250)	(7,539)	(6,663)	(5,506)
Total interest income	54,414	55,122	55,002	55,616	55,213
Interest Expense
Interest-bearing demand deposits	382	290	194	190	216
Money market and savings deposits	562	471	457	487	492
Time deposits	2,131	1,827	1,546	1,611	1,432
Other brokered funds	607	623	527	288	35
Interest on short-term borrowings	209	79	90	122	33
Interest on long-term debt	914	800	725	701	627
Total interest expense	4,805	4,090	3,539	3,399	2,835
Net interest income	49,609	51,032	51,463	52,217	52,378
Provision for loan losses - uncovered	1,069	3,412	5,655	7,784	3,219
Benefit for loan losses - covered	(8,382)	(1,419)	(2,661)	(6,275)	(7,321)
Net interest income after provision for loan losses	56,922	49,039	48,469	50,708	56,480
Noninterest income
Deposit fee income	2,561	2,320	2,692	3,047	3,188
Mortgage banking and other loan fees	4,698	(1,261)	(865)	2,065	(1,122)
Net gain on sales of loans	8,748	8,618	4,939	4,083	5,681
Net gain on sale of branches	—	—	—	14,410	—
FDIC loss sharing income	(5,928)	(1,068)	(244)	(2,420)	(3,434)
Accelerated discount on acquired loans	7,444	8,198	3,742	3,663	4,326
Net gain (loss) on sales of securities	6	(107)	—	244	—
Other income	4,569	4,730	5,570	4,882	5,312
Total noninterest income	22,098	21,430	15,834	29,974	13,951
Noninterest expense
Salary and employee benefits	28,685	29,212	25,632	29,795	30,466
Occupancy and equipment expense	8,415	7,666	6,911	7,981	7,871
Data processing fees	1,805	1,854	789	1,610	2,260
Professional service fees	3,275	3,543	3,323	2,964	2,628
FDIC loss sharing expense	133	949	406	245	983
Bank acquisition and due diligence fees	419	1,412	329	239	268
Marketing expense	1,483	1,095	1,226	1,001	1,605
Other employee expense	826	934	658	621	752
Insurance expense	1,527	1,530	1,615	1,383	868
Other expense	6,725	8,400	7,209	5,424	6,370
Total noninterest expense	53,293	56,595	48,098	51,263	54,071
Income before income taxes	25,727	13,874	16,205	29,419	16,360
Income tax provision (benefit)	8,179	4,441	3,703	9,904	(4,246)
Net income	$17,548	$9,433	$12,502	$19,515	$20,606
Earnings per common share:
Basic	$0.25	$0.13	$0.18	$0.28	$0.29
Diluted	$0.23	$0.12	$0.16	$0.26	$0.27
Average common shares outstanding - basic	70,301	70,216	70,136	70,092	70,021
Average common shares outstanding - diluted	74,900	75,103	75,759	75,752	75,659
Total comprehensive income	$13,144	$12,227	$14,265	$19,369	$25,254
(1) First quarter 2015 information is revised to reflect the impact to the financial statements from adjustments to the acquisition date fair value of certain assets and liabilities in the First of Huron Corporation (Signature Bank) acquisition within the measurement period. These adjustments decreased first quarter 2015 net income and period end equity by $4 thousand compared to previously reported levels.

Talmer Bancorp, Inc.
Loan Data
(Unaudited)

(Dollars in thousands)	June 30, 2015	March 31, 2015 (1)	December 31, 2014	September 30, 2014	June 30, 2014
Uncovered loans
Residential real estate	$1,434,678	$1,474,025	$1,426,012	$1,430,939	$1,362,869
Commercial real estate
Non-owner occupied	924,174	919,043	888,650	814,179	731,743
Owner-occupied	445,927	459,002	417,843	379,964	371,406
Farmland	25,682	26,617	4,445	19,218	28,199
Total commercial real estate	1,395,783	1,404,662	1,310,938	1,213,361	1,131,348
Commercial and industrial	1,066,353	948,303	869,477	790,867	647,090
Real estate construction	175,192	140,705	131,686	102,920	112,866
Consumer	172,120	187,698	164,524	93,246	42,034
Total uncovered loans	4,244,126	4,155,393	3,902,637	3,631,333	3,296,207
Covered loans
Residential real estate	96,371	103,429	108,226	113,228	117,507
Commercial real estate
Non-owner occupied	85,889	97,661	108,692	121,491	142,846
Owner-occupied	53,614	63,031	70,492	80,990	91,829
Farmland	4,395	6,684	7,478	17,015	21,541
Total commercial real estate	143,898	167,376	186,662	219,496	256,216
Commercial and industrial	24,794	29,384	32,648	47,252	60,497
Real estate construction	7,426	8,443	9,389	13,734	14,391
Consumer	8,358	8,961	9,565	10,082	10,669
Total covered loans	280,847	317,593	346,490	403,792	459,280
Total loans	$4,524,973	$4,472,986	$4,249,127	$4,035,125	$3,755,487
(1) First quarter 2015 information is revised to reflect the impact from adjustments to the acquisition date fair value of certain loans in the First of Huron Corporation (Signature Bank) acquisition within the measurement period. These adjustments decreased first quarter 2015 total loans by $691 thousand, compared to previously reported levels.

Talmer Bancorp, Inc.
Impaired Loans
(Unaudited)

	2015		2014
(Dollars in thousands)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Uncovered
Nonperforming troubled debt restructurings
Residential real estate	$4,364	$4,418	$3,984	$2,284	$1,920
Commercial real estate	4,652	4,031	2,644	3,122	2,842
Commercial and industrial	414	43	180	135	541
Real estate construction	202	147	—	—	—
Consumer	91	89	83	84	90
Total nonperforming troubled debt restructurings	9,723	8,728	6,891	5,625	5,393
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	15,769	13,683	13,390	13,449	11,708
Commercial real estate	11,075	11,120	11,112	9,456	6,590
Commercial and industrial	2,705	1,892	3,370	14,339	2,074
Real estate construction	236	—	174	253	158
Consumer	217	254	174	161	76
Total nonaccrual loans other than nonperforming troubled debt restructurings	30,002	26,949	28,220	37,658	20,606
Total nonaccrual loans	39,725	35,677	35,111	43,283	25,999
Other real estate owned and repossessed assets (1)	37,612	30,761	36,872	32,046	39,848
Total nonperforming assets	77,337	66,438	71,983	75,329	65,847
Performing troubled debt restructurings
Residential real estate	2,392	1,875	1,368	1,802	1,628
Commercial real estate	3,741	2,625	3,785	2,961	2,588
Commercial and industrial	2,597	2,171	840	652	995
Real estate construction	131	89	90	92	94
Consumer	233	220	234	56	29
Total performing troubled debt restructurings	9,094	6,980	6,317	5,563	5,334
Total uncovered impaired assets	$86,431	$73,418	$78,300	$80,892	$71,181
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$340	$72	$53	$595	$305
Covered
Nonperforming troubled debt restructurings
Residential real estate	$1,606	$1,623	$1,363	$1,304	$1,408
Commercial real estate	14,717	13,617	14,343	4,144	4,861
Commercial and industrial	1,652	1,476	2,043	2,438	2,089
Real estate construction	336	267	272	614	595
Consumer	20	28	13	42	15
Total nonperforming troubled debt restructurings	18,331	17,011	18,034	8,542	8,968
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	465	441	485	433	426
Commercial real estate	251	1,180	1,380	1,313	1,489
Commercial and industrial	717	1,233	1,517	1,653	1,751
Real estate construction	29	451	441	441	439
Consumer	—	—	—	—	1
Total nonaccrual loans other than nonperforming troubled debt restructurings	1,462	3,305	3,823	3,840	4,106
Total nonaccrual loans	19,793	20,316	21,857	12,382	13,074
Other real estate owned and repossessed assets	8,261	10,709	10,719	11,835	10,975
Total nonperforming assets	28,054	31,025	32,576	24,217	24,049
Performing troubled debt restructurings
Residential real estate	3,584	3,069	3,046	2,860	2,821
Commercial real estate	3,055	8,923	9,017	14,915	16,102
Commercial and industrial	569	993	1,137	2,119	2,962
Real estate construction	300	256	264	108	109
Consumer	7	—	—	—	—
Total performing troubled debt restructurings	7,515	13,241	13,464	20,002	21,994
Total covered impaired assets	$35,569	$44,266	$46,040	$44,219	$46,043
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$—	$—	$—	$49
(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the three months ended
	June 30, 2015			March 31, 2015 (1)			June 30, 2014
(Dollars in thousands)	Average Balance	Interest (2)	Average Rate (3)	Average Balance	Interest (2)	Average Rate (3)	Average Balance	Interest (2)	Average Rate (3)
Earning assets:
Interest-earning balances	$195,874	$117	0.24%	$156,828	$86	0.22%	$250,239	$171	0.28%
Federal funds sold and other short-term investments	152,593	269	0.71	97,419	165	0.69	76,474	131	0.69
Investment securities (4):
Taxable	527,632	2,375	1.81	494,079	2,323	1.91	512,692	2,139	1.67
Tax-exempt	250,765	1,658	3.52	236,469	1,615	3.69	176,075	1,213	3.73
Federal Home Loan Bank stock	20,380	224	4.40	20,681	245	4.81	12,980	291	9.01
Gross uncovered loans (5)	4,250,403	48,919	4.62	4,100,575	49,505	4.90	3,254,119	41,198	5.08
Gross covered loans (5)	302,078	9,400	12.48	329,767	10,433	12.83	477,238	15,576	13.09
FDIC indemnification asset	46,971	(8,548)	(73.00)	62,485	(9,250)	(60.03)	115,565	(5,506)	(19.11)
Total earning assets	5,746,696	54,414	3.84%	5,498,303	55,122	4.11%	4,875,382	55,213	4.58%
Non-earning assets:
Cash and due from banks	86,290			91,194			111,501
Allowance for loan losses	(51,033)			(53,268)			(58,562)
Premises and equipment	47,775			48,376			57,661
Core deposit intangible	14,465			14,201			15,740
Goodwill	3,524			2,075			—
Other real estate owned and repossessed assets	44,888			48,562			56,155
Loan servicing rights	55,986			60,185			76,431
FDIC receivable	6,830			5,473			6,380
Company-owned life insurance	104,327			100,923			90,228
Other non-earning assets	236,881			234,697			215,431
Total assets	$6,296,629			$6,050,721			$5,446,347
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$828,482	$382	0.19%	$772,181	$290	0.15%	$714,231	$216	0.12%
Money market and savings deposits	1,267,347	562	0.18	1,211,958	471	0.16	1,352,163	492	0.15
Time deposits	1,353,226	2,131	0.63	1,264,103	1,827	0.59	1,215,585	1,432	0.47
Other brokered funds	483,716	607	0.50	589,239	623	0.43	80,478	35	0.17
Short-term borrowings	75,819	209	1.10	49,839	79	0.65	126,382	33	0.11
Long-term debt	463,210	914	0.79	402,023	800	0.81	209,721	627	1.20
Total interest-bearing liabilities	4,471,800	4,805	0.43%	4,289,343	4,090	0.39%	3,698,560	2,835	0.31%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	976,044			921,359			965,966
FDIC clawback liability	28,087			27,107			25,787
Other liabilities	62,414			53,547			46,052
Shareholders' equity	758,284			759,365			709,982
Total liabilities and shareholders' equity	$6,296,629			$6,050,721			$5,446,347
Net interest income		$49,609			$51,032			$52,378
Interest spread			3.41%			3.72%			4.27%
Net interest margin as a percentage of interest-earning assets			3.46%			3.76%			4.31%
Tax equivalent effect			0.04%			0.04%			0.03%
Net interest margin as a percentage of interest-earning assets (FTE)			3.50%			3.80%			4.34%
(1) First quarter 2015 information is revised to reflect the impact from adjustments to the acquisition date fair value of certain loans and their related changes to interest income in the First of Huron Corporation (Signature Bank) acquisition within the measurement period. These adjustments decreased first quarter 2015 interest income by $6 thousand compared to previously reported levels.
(2) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(3) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $540 thousand, $534 thousand, and $425 thousand on tax-exempt securities for the three months ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, using the statutory tax rate of 35%.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the six months ended
	June 30, 2015			June 30, 2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$176,459	$203	0.23%	$324,900	$387	0.24%
Federal funds sold and other short-term investments	125,159	434	0.70	73,597	271	0.74
Investment securities (3):
Taxable	510,948	4,698	1.85	500,586	4,005	1.61
Tax-exempt	243,657	3,273	3.54	174,161	3,178	4.97
Federal Home Loan Bank stock	20,529	469	4.61	17,677	513	5.86
Gross uncovered loans (4)	4,175,903	98,424	4.75	3,236,360	80,890	5.04
Gross covered loans (4)	315,846	19,833	12.66	495,323	29,385	11.96
FDIC indemnification asset	54,685	(17,798)	(65.63)	121,740	(12,224)	(20.25)
Total earning assets	5,623,186	109,536	3.96%	4,944,344	106,405	4.39%
Non-earning assets:
Cash and due from banks	88,729			100,634
Allowance for loan losses	(52,145)			(58,027)
Premises and equipment	48,074			56,694
Core deposit intangible	14,334			12,264
Goodwill	2,803			—
Other real estate owned and repossessed assets	46,715			57,847
Loan servicing rights	58,074			78,238
FDIC receivable	6,155			6,722
Company-owned life insurance	102,634			65,732
Other non-earning assets	235,798			215,133
Total assets	$6,174,357			$5,479,581
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$800,487	$672	0.17%	$711,766	$440	0.12%
Money market and savings deposits	1,239,805	1,033	0.17	1,374,101	986	0.14
Time deposits	1,308,911	3,958	0.61	1,268,122	2,923	0.46
Other brokered funds	536,186	1,230	0.46	80,240	64	0.16
Short-term borrowings	62,900	288	0.92	114,577	208	0.37
Long-term debt	432,786	1,714	0.80	210,722	1,201	1.15
Total interest-bearing liabilities	4,381,075	8,895	0.41%	3,759,528	5,822	0.31%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	948,856			951,432
FDIC clawback liability	27,600			25,433
Other liabilities	58,004			43,078
Shareholders' equity	758,822			704,110
Total liabilities and shareholders' equity	$6,174,357			$5,483,581
Net interest income		$100,641			$100,583
Interest spread			3.55%			4.08%
Net interest margin as a percentage of interest-earning assets			3.61%			4.10%
Tax equivalent effect			0.03%			0.04%
Net interest margin as a percentage of interest-earning assets (FTE)			3.64%			4.14%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $1.0 million and $1.1 million on tax-exempt securities for the six months ended June 30, 2015 and June 30, 2014, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Reconciliation of Non-GAAP Financial Measures (1)
(Unaudited)

	2015		2014
(Dollars in thousands, except per share data)	2nd Quarter	1st Quarter (2)	4th Quarter	3rd Quarter	2nd Quarter

Tangible shareholders' equity:
Total shareholders' equity	$766,406	$753,849	$761,607	$746,652	$727,945
Less:
Core deposit intangibles	14,131	14,796	13,035	13,696	15,378
Goodwill	3,524	3,524	—	—	—
Tangible shareholders' equity	$748,751	$735,529	$748,572	$732,956	$712,567
Tangible book value per share:
Shares outstanding	71,129	70,938	70,532	70,504	70,451
Tangible book value per share	$10.53	$10.37	$10.61	$10.40	$10.11
Tangible average equity to tangible average assets:
Average assets	$6,296,629	$6,050,721	$5,865,624	$5,747,108	$5,446,347
Average equity	758,284	759,365	754,722	738,870	709,982
Average core deposit intangibles	14,465	14,201	13,334	14,398	15,740
Average goodwill	3,524	2,075	—	—	—
Tangible average equity to tangible average assets	11.79%	12.31%	12.67%	12.64%	12.78%
Core efficiency ratio:
Net interest income	$49,609	$51,032	$51,463	$52,217	$52,378
Noninterest income	22,098	21,430	15,834	29,974	13,951
Total revenue	71,707	72,462	67,297	82,191	66,329
Less:
(Expense)/benefit due to change in the fair value of loan servicing rights	3,146	(4,084)	(3,656)	(176)	(4,200)
FDIC loss sharing income	(5,928)	(1,068)	(244)	(2,420)	(3,434)
Net gains on sales of branches	—	—	—	14,410	—
Total core revenue	74,489	77,614	71,197	70,377	73,963
Total noninterest expense	53,293	56,595	48,098	51,263	54,071
Less:
Transaction and integration related costs	419	3,347	329	1,428	837
Property efficiency review	1,820	—	—	—	—
Total core noninterest expense	51,054	53,248	47,769	49,835	53,234
Core efficiency ratio	68.54%	68.61%	67.09%	70.81%	71.97%
(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.
(2) First quarter 2015 information has been revised to reflect the impact to the financial statements from adjustments to the acquisition date fair value of certain assets and liabilities in the First of Huron Corporation (Signature Bank) acquisition within the measurement period. These adjustments decreased first quarter 2015 net income and period end equity by $4 thousand compared to previously reported levels.